Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the foregoing Registration Statement on Form S-3 of our report dated February 17, 2005, except for Note 15 which is as of April 14, 2005, relating to the consolidated financial statements of DDS Technologies USA, Inc. and Subsidiary as of and for the years ended December 31, 2004 and 2003 and for the period from July 17, 2002 (inception) through December 31, 2004, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WEINBERG & COMPANY, P.A.

Certified Public Accountants

Boca Raton, Florida

May 12, 2005